UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Explanatory Note

The purpose of this filing is to correct the biographical information of one of the director nominees of Broadridge Financial Solutions, Inc. (the “Company”) appearing on page 6 of the Company’s definitive proxy statement, dated October 9, 2009, filed in connection with the Company’s Annual Meeting of Stockholders to be held on November 18, 2009. In the proxy statement, Mr. Weinbach’s directorship at Schering-Plough Corporation was inadvertently omitted. The corrected biographical information is set forth below:

Arthur F. Weinbach, age 66, is our Executive Chairman and has served as the Chairman of our Board of Directors since 2007. Mr. Weinbach served as Chairman of the Board and Chief Executive Officer of ADP from 1998 to 2006. He retired as Chief Executive Officer of ADP in 2006 and retired as Chairman of ADP’s Board in 2007. Mr. Weinbach held a variety of positions of increasing responsibility since joining ADP in 1980, including two years as President and Chief Executive Officer, and two years as President and Chief Operating Officer. Prior to that, he was the Chief Financial Officer of ADP for almost 10 years. Mr. Weinbach is a director of Schering-Plough Corporation, CA, Inc., and The Phoenix Companies, Inc. He is also on the Board of Trustees of New Jersey SEEDS, a charitable organization.